Exhibit 4.2

VIRGIN MEDIA FINANCE PLC,
as Issuer

VIRGIN MEDIA INC.,
as Parent

VIRGIN MEDIA GROUP LLC,

VIRGIN MEDIA HOLDINGS INC.,

VIRGIN MEDIA (UK) GROUP, INC.,

VIRGIN MEDIA COMMUNICATIONS LIMITED,

as Intermediate Guarantors

VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED,

VIRGIN MEDIA INVESTMENTS LIMITED

as Senior Subordinated Subsidiary Guarantors

8.375% Senior Notes due 2019
8.875% Senior Notes due 2019

SECOND SUPPLEMENTAL INDENTURE

Dated as of February 13, 2013

THE BANK OF NEW YORK MELLON,

as Trustee and Paying Agent

THE BANK OF NEW YORK MELLON (LUXEMBOURG) S.A.

as Luxembourg Paying Agent

SECOND SUPPLEMENTAL INDENTURE, dated as of February 13, 2013, among Virgin Media Finance PLC (f/k/a/ NTL Cable PLC), a public limited company organized under the laws of England and Wales (the “Issuer”), Virgin Media Inc. (f/k/a NTL Incorporated), a Delaware corporation (“Parent”), Virgin Media Group LLC (f/k/a NTL:Telewest LLC), a Delaware limited liability company (the “Company”), Virgin Media Holdings Inc. (f/k/a NTL Holdings Inc.), a Delaware corporation (“Holdings”), Virgin Media (UK) Group, Inc. (f/k/a NTL (UK) Group, Inc.), a Delaware corporation (“UK Holdco”), Virgin Media Communications Limited (f/k/a NTL Communications Limited), a limited company organized under the laws of England and Wales, Virgin Media Investment Holdings Limited (f/k/a NTL Investment Holdings Limited), a limited company organized under the laws of England and Wales (“VMIH”), Virgin Media Investments Limited, a limited company organized under the laws of England and Wales (“VMIL”, and together with VMIH, the “Senior Subordinated Subsidiary Guarantors”), The Bank of New York Mellon, as trustee (the “Trustee”) and paying agent (the “Paying Agent), The Bank of New York Mellon (Luxembourg S.A) as Luxembourg Paying Agent (and together with the Paying Agent, the “Paying Agent”), to the Indenture, dated as of November 9, 2009 among such parties (as amended by the first supplemental indenture dated as of December 30, 2009, the “Indenture”). All references to the “Indenture” shall be to the Indenture and, as applicable, this Supplemental Indenture.

WHEREAS, the Issuer, the Parent, the Company, Holdings, UK Holdco, the Senior Subordinated Subsidiary Guarantors, the Trustee and the Paying Agent have heretofore executed and delivered, as applicable, the Indenture;

WHEREAS, Section 9.02 of the Indenture provides that the Parent, the Intermediate Guarantors, the Issuer, the Senior Subordinated Subsidiary Guarantors and the Trustee may amend or supplement the Indenture, the Notes and the Note Guarantees with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding;

WHEREAS, Liberty Global, Inc. (“LGI”) and certain of its subsidiaries (“Merger Subs”) entered into a merger agreement (the “Merger Agreement”), with the Parent, pursuant to which, through a series of intermediate steps and transactions, one of the Merger Subs will merge with Parent (the “Change of Control Transaction”);

WHEREAS, the purpose of this Supplemental Indenture is to (1) waive certain provisions of the Indenture that would require a Repurchase Offer upon the Change of Control Transaction and waive any and all other defaults that might result from the consummation of the Change of Control Transaction, (2) amend the definition of “Change of Control”, (3) amend Section 4.03 of the Indenture, and (4) amend or add relevant definitions in the Indenture relating to the foregoing, in each case as described in the Consent Solicitation Statement distributed to Holders on February 6, 2013 (the “February 2013 Consent Solicitation Statement”);

WHEREAS, all requirements necessary to make this Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms have been done and performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, in consideration of the premises hereof, the parties have executed and delivered this Supplemental Indenture, and the Issuer, the Parent, the Intermediate Guarantors, the Senior Subordinated Subsidiary Guarantors, and the Trustee agree for the benefit of each other and for the equal and ratable benefit of the Holders, as follows:

SECTION 1. Capitalized Terms

Any capitalized term used herein and not otherwise defined herein shall have the meaning assigned to such term in the Indenture.

SECTION 2. Effectiveness; Conditions Precedent

(A)         Each of the Issuer, the Parent, the Intermediate Guarantors and the Senior Subordinated Subsidiary Guarantors, represents and warrants that each of the conditions precedent to the amendment and supplement of the Indenture (including such conditions pursuant to Section 9.02 of the Indenture) have been satisfied in all respects. Pursuant to Section 9.02 of the Indenture, the Holders of at least a majority in principal amount of the outstanding Notes voting as a single class have consented to the waivers and amendments set forth in the February 2013 Consent Solicitation Statement with respect to the Notes and the Indenture and have authorized and directed the Trustee to execute this Supplemental Indenture. The Issuer, the Parent, the Intermediate Guarantors, the Senior Subordinated Subsidiary Guarantors and the Trustee are on this date executing this Supplemental Indenture which will become effective on the date hereof.

(B)         The waivers and amendments set forth in Sections 3 and 4 hereof shall become operative in respect of the Notes, and the terms of the Indenture and each Global Note shall be waived, amended, supplemented, modified or deleted as provided for in Sections 3 and 4 below, (i) upon execution of this supplemental indenture with respect to Section 3 below and (ii) upon the Consummation of the Change of Control Transaction with respect to Section 4, in accordance with the terms of the February 2013 Consent Solicitation Statement which shall be evidenced by delivery to the Trustee of a notice confirming the consummation of the Change of Control Transaction by the Issuer. If the Trustee receives written notice from the Issuer that the Waiver Payment (as defined in the February 2013 Consent Solicitation Statement) or the Amendment Payment (as defined in the February 2013 Consent Solicitation Statement) is not made promptly following the Expiration Time (as defined in the February 2013 Consent Solicitation Statement) or the Amendment Payment Date (as defined in the February 2013 Consent Solicitation Statement), respectively, in accordance with the terms of the February 2013 Consent Solicitation Statement, this Supplemental Indenture shall terminate immediately without any waivers or amendments contained in Sections 3 and 4 hereof becoming or remaining operative, as applicable, and without the need for further action hereunder or thereunder.

SECTION 3. Waivers

Pursuant to Section 9.02 of the Indenture and subject to Section 2 hereof, all Holders and every subsequent Holder of the Notes shall be bound by the following waivers with respect to the Indenture and the Notes:

The Holders expressly waive the right to a Repurchase Offer pursuant to Section 4.15 of the Indenture (Offer to Repurchase Upon Change of Control) in connection with the Change of Control Transaction, such that the Holders will not be able to require the Issuer to repurchase their Notes as a result of the Change of Control resulting from the Change of Control Transaction, and waive any and all defaults under the Indenture that may arise as a result of the consumation of the Change of Control Transaction.

SECTION 4. Indenture Amendments

Pursuant to Section 9.02 of the Indenture and subject to Section 2 hereof, the Indenture is hereby amended as follows:

(i)            The definition of “Change of Control” in Section 1.01 of the Indenture is hereby deleted in its entirety and replaced with the following:

“Change of Control” means:

(1)           Virgin Media Communications (a) ceases to be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Issuer and (b) ceases, by virtue of any powers conferred by the articles of association or other documents regulating the Issuer to, directly or indirectly, direct or cause the direction of management and policies of the Issuer;

(2)           The sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all of the assets of the Issuer and the Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder; or

(3)           The adoption by the stockholders of the Issuer of a plan or proposal for the liquidation or dissolution of the Issuer, other than a transaction complying with the covenant described under Section 5.01, provided that a Change of Control shall not be deemed to have occurred pursuant to clause (1) of this definition upon the consummation of the Post-Closing Reorganization or a Spin-Off.

Notwithstanding the foregoing, upon consummation of the Post-Closing Reorganization or a Spin- Off, “Virgin Media Communications” in clause (1) will be replaced with New Immediate Holdco, in respect of the Post-Closing Reorganization, and the Spin Parent, in respect of a Spin-Off.

(ii)                                  The following definitions are hereby added to Section 1.01 of the Indenture in their relevant alphabetical location:

“New Immediate Holdco” means the direct Subsidiary of the Ultimate Parent following the Post Closing Reorganization.

“New Listco” means Lynx Europe Limited, together with its successors.

“Post-Closing Reorganizations” means (i) a distribution or other transfer of Virgin Media Communications and its Subsidiaries or a Parent of Virgin Media Communications to the Ultimate Parent or another direct Subsidiary of the Ultimate Parent through one or more mergers, transfers, consolidations or other similar transactions such that Virgin Media Communications and its Subsidiaries or such Parent will become the direct Subsidiary of the Ultimate Parent or such other direct Subsidiary of the Ultimate Parent, (ii) the issuance by Virgin Media Communications or VM FinanceCo of Capital Stock to the Ultimate Parent or another direct Subsidiary of the Ultimate Parent and, as consideration therefor, the assignment by the Ultimate Parent or a direct Subsidiary of the Ultimate Parent of a loan receivable to Virgin Media Communications or VM FinanceCo, as the case may be, and/or (iii) the insertion of a new entity as a direct Subsidiary of Virgin Media Communications, which new entity will become a Parent of VM FinanceCo.

“Spin-Off” means a transaction by which all outstanding ordinary shares of Virgin Media Communications or a Parent of Virgin Media Communications directly or indirectly owned by the Ultimate Parent are distributed to all of the Ultimate Parent’s shareholders in proportion to such shareholders’ holdings in the Ultimate Parent at the time of such transaction either directly or indirectly through the distribution of shares in a company holding Virgin Media Communications’ shares or Parent’s shares.

“Spin Parent” means the company the shares of which are distributed to the shareholders of the Ultimate Parent pursuant to the Spin-Off.

“Successor Reporting Entity” means successor to New ListCo or any Parent of the Issuer that files an Annual Report on Form 10-K with the SEC.

“Ultimate Parent” means New ListCo.

“Virgin Media Communications” means Virgin Media Communications Limited, a company incorporated under the laws of England and Wales, together with its successors (by merger, consolidation, transfer, conversion of legal form or otherwise).

“Virgin Reporting Entity” refers to Virgin Media, or following any transaction whereby the Issuer is no longer a direct or indirect Subsidiary of Virgin Media, the Issuer or another Parent of VM FinanceCo.

(iii)          Section 4.03 of the Indenture is hereby amended and restated in its entirety as follows:

Section 4.03 Ongoing Reporting.

(a)           So long as the Notes are outstanding, the Issuer will furnish to the Trustee without cost to the Trustee (who, at the Issuer’s expense, will furnish by mail to the Holders), and, in each case of clauses (2) and (3) below, will post on its website (or make similar disclosure); provided, however, that to the extent any reports are filed on the SEC’s website or the Company’s website, such reports shall be deemed to be furnished to the Trustee and the holders:

(1)           for so long as the Issuer is a direct or indirect Subsidiary of New ListCo and New ListCo (or any Successor Reporting Entity) files an Annual Report on Form 10-K with the SEC, a copy of such Annual Report within 120 days after the end of New ListCo’s (or such Successor Reporting Entity’s) year end;

(2)        within 150 days after the end of each fiscal year ending subsequent to the Issue Date, an annual report of the Virgin Reporting Entity, containing the following information: (a) audited combined or consolidated balance sheets of the Virgin Reporting Entity as of the end of the two most recent fiscal years and audited combined or consolidated income statements and statements of cash flow of the Virgin Reporting Entity for the three most recent fiscal years, in each case prepared in accordance with GAAP, including appropriate footnotes to such financial statements, and a report of the independent public accountants on the financial statements; (b) to the extent relating to such annual periods, an operating and financial review of the audited financial statements, including a discussion of the results of operations, financial condition, and liquidity and capital resources, and a discussion of material commitments and contingencies and critical accounting policies; and (c) to the extent not included in the audited financial statements or operating and financial review, a description of the business, management and shareholders of Virgin Reporting Entity, all material affiliate transactions and a description of all material debt instruments; provided, however, that such reports need not (i) contain any segment data other than as required under GAAP or, for so long as the Issuer is a direct or indirect Subsidiary of New ListCo, as provided by New ListCo (or any Successor Reporting Entity) in its financial reports with respect to the period presented or (ii) include any exhibits;

(3)           within 60 days after each of the first three fiscal quarters in each fiscal year, a quarterly report of the Virgin Reporting Entity containing the following information: (a) unaudited consolidated financial statements of the Virgin Reporting Entity for such period, prepared in accordance with GAAP, and (b) an operating and financial review of such period including a discussion of the results of operations, financial condition, and liquidity and capital resources, and a discussion of material commitments and contingencies and critical accounting policies and material developments in the business of the Virgin Reporting Entity and its Subsidiaries in such period, and (c) information with respect to any material acquisition or disposal during the period provided, however, that such reports need not contain any segment data other than as required under GAAP or, for so long as the Issuer is a direct or indirect Subsidiary of New ListCo, as provided by New ListCo (or any Successor Reporting Entity) in its financial reports with respect to the period presented; and

(4)           within 10 days after the occurrence of such event, information with respect to (a) any change in the independent public accountants of the Virgin Reporting Entity (unless such change is made in conjunction with a change in the auditor of the Ultimate Parent), (b) any material acquisition or disposal, and (c) any material development in the business of the Issuer and the Restricted Subsidiaries.

(b)           If the Issuer has designated any of the Restricted Subsidiaries as Unrestricted Subsidiaries and any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries constitute Significant

Subsidiaries of the Issuer, then the annual and quarterly information required by clauses (a)(2) and (a)(3) of this covenant shall include a reasonably detailed presentation, either on the face of the financial statements, in the footnotes thereto or in a separate report delivered therewith, of the financial condition and results of operations of the Issuer and the Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries..

(c)           If the Issuer elects to apply for all purposes of the Indenture, in lieu of GAAP, IFRS pursuant to the definition of GAAP set forth below under “ — Certain Definitions” then the annual and quarterly information required by clauses (a)(2) and (a)(3) of this covenant shall include a reconciliation, either in the footnotes thereto or in a separate report delivered therewith, of such IFRS presentation to the corresponding GAAP presentation of such financial information.

(d)           Notwithstanding the foregoing, the Issuer may satisfy its obligations under clauses (a)(2) and (a)(3) of this covenant by delivering the corresponding consolidated annual and quarterly reports of the Issuer or any Parent of the Issuer.

(e)           To the extent any material differences exist between the management, business, assets, shareholding or results of operations or financial condition of the Virgin Reporting Entity, the Issuer or such Parent (as the case may be) and the Issuer, the annual and quarterly reports shall give a reasonably detailed description of such differences and include an unaudited reconciliation of the Company’s financial statements to Virgin Reporting Entity’s, the Issuer’s or such Parent’s (as the case may be) financial statement; provided, however, that if the total revenues, Consolidated EBITDA or Total Assets of the Virgin Reporting Entity, the Issuer or such Parent (as the case may be) and its Subsidiaries for any applicable period (on either a historical or pro forma basis) would deviate from any such measurement of the Issuer and the Restricted Subsidiaries by 5% or more, then a separate annual or quarterly report, as the case may be, shall be provided for the Issuer (in which case no report need be provided for the Virgin Reporting Entity, the Issuer or such Parent (as the case may be)).

(f)            In addition, so long as the Notes remain outstanding and during any period during which the Issuer is not subject to Section 13 or 15(d) of the Exchange Act nor exempt therefrom pursuant to Rule 12g3-2(b) of the Exchange Act, the Issuer shall furnish to the holders of the Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

SECTION 5. Ancillary Consents

The Holders of the Notes, by delivery of their Consents (i) expressly authorize and direct the Trustee, without the further consent of the Holders, to waive and amend any and all other provisions of the Indenture and the Notes that would prohibit the consummation of any of the transactions contemplated by the amendments and waivers set forth in Sections 3 and 4 hereof (or that would require the making of a Repurchase Offer) and expressly authorize such amendments and waivers notwithstanding any other provision of the Indenture and (ii) expressly authorize and direct the Trustee to enter into and all amendments to the Indenture to permit and facilitate the amendments and waivers set forth in Sections 3 and 4 hereof, in each case, to the extent such waiver or amendment is necessary or advisable to give effect to and/or reflect the amendments and waivers set forth in Sections 3 and 4 hereof (including with respect to supplementing, modifying and amending the terms of the Notes in such a manner as necessary to make the Notes consistent with the Indenture). The Holders of the Notes, by delivery of their Consents, authorize the making of any and all changes to the Indenture and the Notes necessary to give effect to the amendments and waivers set forth in Sections 3 and 4 hereof.

SECTION 6. Conforming Changes

In accordance with Section 9.02 of the Indenture, the Holders of the Notes by delivery of their Consents, permit and approve any and all conforming changes, including conforming amendments and/or waivers, to the Notes and any related documents and any documents appended thereto that may be required by, or as a result of, this Supplemental Indenture.

SECTION 7. Global Notes

Each Global Note, with effect on and from the date hereof and subject to becoming operative, pursuant to Section 2 hereof shall be deemed supplemented, modified and amended in such manner as necessary to make the terms of such Global Note consistent with the terms of the Indenture, as amended by this Supplemental Indenture and giving effect to the amendments and waivers set forth in Sections 3 and 4 hereof.

SECTION 8. Ratification and Effect

Except as hereby expressly amended, the Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

Upon and after the execution of this Supplemental Indenture, each reference in the Indenture shall mean and be a reference to the Indenture as modified hereby.

SECTION 9. Governing Law

THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY).

SECTION 10. The Trustee

The recitals in the Supplemental Indenture shall be taken as the statements of the Issuer, the Parent, the Intermediate Guarantors, the Senior Subordinated Subsidiary Guarantors and the Trustee assumes no responsibility for their correctness. The Trustee shall not be responsible or accountable in any manner whatsoever for or with respect to the validity or sufficiency of this Supplemental Indenture. The Trustee shall be under no duty whatsoever to make any determination whether any execution, modification, amendment, supplement or confirmation to any document is necessary to implement such amendments and waivers, including those contained herein, and shall be entitled to conclusively rely on the documentation required to be provided under the terms of the Indenture in a form reasonably satisfactory to the Trustee.

SECTION 11. Effect of Headings

The section headings are for convenience only and shall not affect the construction hereof.

SECTION 12. Conflicts

To the extent of any inconsistency between the terms of the Indenture or the Global Notes and this Supplemental Indenture, the terms of this Supplemental Indenture will control.

SECTION 13. Entire Agreement

This Supplemental Indenture constitutes the entire agreement of the parties hereto with respect to the amendments to the Indenture set forth herein.

SECTION 14. Successors

All covenants and agreements in this Supplemental Indenture given by the parties hereto shall bind their successors.

SECTION 15. Miscellaneous

(A)             In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof or of the Indenture shall not in any way be affected or impaired thereby.

(B)             The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement, binding on the parties hereto.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

SIGNATURES

Dated as of February 13, 2013
VIRGIN MEDIA FINANCE PLC

	By:	/s/ Caroline Withers
	Name:	Caroline Withers
	Title:	Director

VIRGIN MEDIA INC.

	By:	/s/ Caroline Withers
	Name:	Caroline Withers
	Title:	Director

VIRGIN MEDIA GROUP LLC

	By:	/s/ James F Mooney
	Name:	James Mooney
	Title:	Director

VIRGIN MEDIA HOLDINGS INC

	By:	/s/ James F Mooney
	Name:	James Mooney
	Title:	Director

VIRGIN MEDIA (UK) GROUP, INC.

	By:	/s/ Caroline Withers
	Name:	Caroline Withers
	Title:	Director

VIRGIN MEDIA COMMUNICATIONS LIMITED

	By:	/s/ Caroline Withers
	Name:	Caroline Withers
	Title:	Director

VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED

By:	/s/ Caroline Withers
Name:	Caroline Withers
Title:	Director

VIRGIN MEDIA INVESTMENTS LIMITED

By:	/s/ Caroline Withers
Name:	Caroline Withers
Title:	Director

THE BANK OF NEW YORK MELLON

By:	/s/ Beth Kleeh
Name:	Beth Kleeh
Title:	Vice President

THE BANK OF NEW YORK MELLON (LUXEMBOURG) S.A.

By:	/s/ Beth Kleeh
Name:	Beth Kleeh
Title:	Vice President